UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(D)
of the Securities Exchange Act of 1934

February 10, 2020
Date of report (Date of earliest event reported)
_______________________
Valeritas Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-38038	46-5648907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Route 202, Suite 600 Bridgewater, NJ (Address of principal executive offices)	08807 (Zip Code)

Registrant's telephone number, including area code (908) 927-9920 (Former name or former address, if changed since last report) ________________________
Check the appropriate box below if the Form 8‑K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12).

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b)).

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per value	VLRX	The Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, Zealand Pharma A/S, (the “Purchaser”), and Valeritas Holdings, Inc. (the “Company”) and certain of its subsidiaries (together, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which, subject to the conditions described below, the Purchaser agreed to purchase substantially all of the assets of the Company (such assets, the “Assets,” and such transaction, the “Asset Sale”). The consideration for the Asset Sale provided for in the Purchase Agreement is comprised of (i) $23 million in cash and (ii) the assumption of certain liabilities of the Debtors, all as set forth in the Purchase Agreement. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

The Company cautions that trading in its securities during the pendency of the Chapter 11 Case (as defined below) is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Chapter 11 Case. Based upon the current proceeds available from the Asset sale pursuant to the Purchase Agreement, after payment to the Company’s superpriority lenders, the other secured lenders and the payment of other liabilities, there will not be any proceeds available for distribution to the holders of the Company’s common stock.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 14, 2020, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order (the “DIP Order”) granting an interim approval to the Company’s proposed senior secured priming debtor-in-possession financing facility (the “DIP Facility”) by and among the Sellers, as borrower, the Lenders (as defined therein) party thereto, and HB Fund LLC, as the “DIP Lender.”

Under the terms of the DIP Order, the Company will have access to $5.5 million of the proposed $12.0 million DIP Facility. The Company will use the proceeds from the DIP Facility to continue its ordinary business during the Chapter 11 Case, and to provide a bridge for the Company to sell its assets through the bankruptcy. The Bankruptcy Court will consider final approval of the full DIP funding at a future hearing to be held on March 12, 2020.

The foregoing description of the DIP Facility does not purport to be complete and is qualified in its entirety by reference to the final, executed DIP Facility, as approved by the Bankruptcy Court.

Further, on February 12, 2020, in addition to other customary orders for relief, the Bankruptcy Court also issued an interim order approving (i) prepetition wages and compensation for the Company’s employees, and (ii) for the Company to honor and continuing offering benefits programs for its employees.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 9, 2020, the Sellers filed voluntary petitions (the “Chapter 11 Case”) in the Bankruptcy Court seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).
On February 10, 2020, the Company received a letter (the “Nasdaq Letter”) from the staff of the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that, as a result of the Chapter 11 Case and in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1, the Staff has provided notification to the Company that the Company’s common stock, par value $0.001 per share (the “Common Stock”), will be delisted from Nasdaq. The Nasdaq Letter stated that the Staff’s determination was based on: (i) the filing of the Chapter 11 Case and associated public interest concerns raised by it; (ii) concerns regarding the residual equity interest of the existing listed securities holders; and (iii) concerns about the Company’s ability to sustain compliance with all requirements of continued list on Nasdaq, including the minimum required closing bid price for continued listing on the Nasdaq Capital Market pursuant to Listing Rule 5550(a)(2), for which the Company remains subject to a grace period afforded by Nasdaq rules.
Based on the Nasdaq Letter, unless the Company requests an appeal of this determination to a Nasdaq Hearings Panel, trading of the Company’s Common Stock will be suspended at the opening of business on February 20, 2020 and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the company’s Common

Stock from listing and registration on Nasdaq. The Company does not intend to request a hearing with Nasdaq, and therefore, the Company’s Common Stock will be delisted from Nasdaq, effective at the opening of business on February 20, 2020.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement by and among Zealand Pharma A/S as Purchaser, and Valeritas, Inc. and Valeritas Holdings, Inc., as Sellers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valeritas Holdings, Inc.

Dated: February 14, 2020                     By: s/ John E. Timberlake
Name: John E. Timberlake
Title: Chief Executive Officer